EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-32107 of MidSouth Bancorp, Inc. on Form S-3D, Registration Statement No. 33-27949 on Form S-8 and Registration Statement No. 33-62773 of our report dated March 25, 2005, appearing in this Annual Report on Form 10-K of MidSouth Bancorp, Inc. for the year ended December 31, 2004.

DELOITTE & TOUCHE, LLP
New Orleans, Louisiana

March 25, 2005